EXHIBIT 10.58.2

TERM LOAN NOTE

Dated as of February 21, 2020 (the “Note Date”)

Note Amount:  $13,460,000.00

FOR VALUE RECEIVED,  LF3 SOUTHAVEN, LLC, a Delaware limited liability company and LF3 SOUTHAVEN TRS, LLC, a Delaware limited liability company (individually and collectively, “Borrower”), promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION, and its successors and assigns (“Lender”), at 1808 Aston Avenue, Suite 250, Carlsbad, California 92008 (or such other place as may be designated by Lender), the principal sum stated above as the Note Amount, with interest thereon, on the dates and at the rates and upon the terms and conditions specified below.  This Term Loan Note (this “Note”) is the Note referred to in the Loan Agreement, dated the same date as this Note, between Borrower and Lender (as it may be amended, restated, supplemented, extended or renewed from time to time, the “Loan Agreement”) and is being executed and delivered pursuant thereto (the loan made pursuant to this Note and the Loan Agreement being referred to in this Note as the “Loan”).  Capitalized terms used in this Note and not defined in this Note have the meanings given to such terms in the Loan Agreement.

Interest Rate.

Interest.    The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at a fixed rate of 3.695% per annum.

Basis of Computation.  The interest rate is an annual rate and will be computed using a 360-day year and charged for actual days elapsed.

Definitions. As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

1.1.1. “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the U.S. are authorized or required by Law to remain closed.

1.1.2. “Cost of Funds Rate” means the yield as of the initial date of funding of this Note, on United States Treasury bills, notes or bonds, selected by Lender in its discretion, having maturity comparable to the scheduled maturities of the installment(s) being prepaid.

1.1.3. “Current Value” means the net present value of the dollar amount of the interest to be earned, discounted at the Treasury Rate.

1.1.4. “Payment Day” means the first day of each calendar month; provided that, if a Payment Day is not a Business Day, such Payment Day shall be the next succeeding Business Day.  The Maturity Date shall also be considered a Payment Day.

1.1.5. “Treasury Rate” means the yield, as of the date of prepayment, on United States Treasury bills, notes or bonds, selected by Lender in its discretion, having maturities comparable to the scheduled maturities of the installment(s) being prepaid.

Payments.

When Due; Maturity Date.  Interest on the Loan shall be paid in arrears.  Interest accrued on the Loan from the Note Date to the first Payment Day to occur after the Note Date is due and payable on such first Payment Day.  Regular monthly payments (each, a “Monthly Payment”) will commence on the second Payment Day to occur after the Note Date, and will continue on each Payment Day thereafter through the Payment Day occurring on March 3, 2025 (the “Maturity Date”).

EXHIBIT 10.58.2

Monthly Payment Amounts.  During the period commencing on the Note Date and ending on March 31, 2021, only interest accrued on the loan shall be due and payable on each Payment Day.  Thereafter, each Monthly Payment will be equal to (i) a principal payment in the amount set forth on Exhibit A with respect to the month in which such payment is due; plus (ii) all accrued and unpaid interest to the Payment Day on which the Monthly Payment is due.

Payment at Maturity.  On the Maturity Date, in addition to the required Monthly Payment, Borrower shall also pay the entire remaining unpaid balance of the Loan, if any; all accrued and unpaid interest to the Maturity Date; and any other amounts payable under this Note and the other Loan Documents.

Prepayments.

Except as may otherwise be expressly provided in this Note and the other Loan Documents, Borrower may not make any prepayment of the Loan except as follows:     (i) Borrower must give Lender at least 30 days’ prior written notice of the proposed prepayment; and (ii) the prepayment must be accompanied by payment to Lender of the following:  (A) any and all costs, fees, and other expenses, including late fees, then due and payable with respect to the Obligations; (B) interest on the prepaid principal through the prepayment date (C) (to the extent not prohibited by law) Breakage Costs as liquidated damages for loss of a bargain and not as a penalty, which Breakage Costs shall be calculated in accordance with the provisions of subsection (b) below; and (D) a Prepayment Fee in the amount described in subsection (c) below, unless the Loan Documents specifically state that, with respect to a particular prepayment, no Prepayment Fee is due.  INTEREST ON THE PREPAYMENT AMOUNT MUST BE PAID THROUGH THE PREPAYMENT DATE.  Any prepayment shall be without prejudice to Borrower’s obligations under any swap agreement (as defined in 11 U.S.C. § 101), which shall remain in full force and effect subject to the terms of such swap agreement (including provisions that may require a reduction, modification or early termination of a swap transaction, in whole or in part, in the event of such prepayment, and may require Borrower to pay any fees or other amounts for such reduction, modification or early termination), and no such fees or amounts shall be deemed a penalty hereunder or otherwise.

Breakage Costs.  In the event that there occurs a prepayment of the Loan pursuant to subsection (a) hereof, Insurance Proceeds are applied by Lender to payment of the Obligations following a Casualty pursuant to Section 4.5(c) of the Loan Agreement, or all or any part of the Obligations are declared to be due and payable pursuant to Section 6.2 of the Loan Agreement, “Breakage Costs” shall accrue and equal the Current Value of:

1.1.6. the interest that would have accrued on the principal amount prepaid at the Cost of Funds Rate, minus
1.1.7. the interest that could accrue on the principal amount prepaid at the Treasury Rate.

In both cases, interest will be calculated from the prepayment date to the Maturity Date.  In no event shall the Breakage Costs be less than zero.

If the indebtedness evidenced by this Note is accelerated in accordance with the terms of this Note or the Loan Agreement, the resulting balance due shall be considered a prepayment due and payable as of the date of acceleration.

The Borrower agrees and acknowledges that the Lender will have suffered damages on account of the early repayment of the Loan and that, in view of the difficulty in ascertaining the amount of such damages, the Breakage Costs constitute reasonable compensation and liquidated damages to compensate the Lender on account thereof.

The Breakage Costs and their payment shall not in any way reduce, affect or impair any other obligation of the Borrower under this Note or the other Loan Documents.

EXHIBIT 10.58.2

Prepayment Fee.  The “Prepayment Fee” will equal 1.0% of the prepaid principal if made before the date that is six months prior to the Maturity Date; provided that in the event that the Site is sold by Borrower to an independent third party (i.e.: not an Affiliate of the Borrower) in an arms’ length transaction, the Prepayment Fee will be waived.  On or after the date that is six months prior the Maturity Date, the Prepayment Fee is zero.

Application of Prepayment Amounts.  Subject to the provisions of Section 2.8(c) of the Loan Agreement:  (i) amounts paid pursuant to Section 3(a) shall be applied in payment of the amounts specified therein; (ii) all prepaid principal shall be applied to the unpaid principal balance of this Note; provided, however, that any permitted partial prepayment of principal shall be applied to principal in the inverse order of maturity, such that the scheduled Monthly Payment amounts for the Loan otherwise calculated do not change; and (iii) all other payments pursuant to this Note shall be applied first to accrued and unpaid interest on the Note and the balance to reduction of principal on the Note, in the inverse order of maturity.

General Payment Provisions.  All payments due pursuant to this Note shall be payable at the place and in the manner provided in Section 2.8 of the Loan Agreement and otherwise in accordance with the provisions of that Section, which Section is incorporated herein by this reference.

Default Interest.  From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or upon the occurrence and during the continuance of an Event of Default, then at the option of Lender, in its sole and absolute discretion, the outstanding principal balance of this Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to 4% above the rate of interest from time to time applicable to this Note (the “Default Rate”).

Late Fees.  If Borrower fails to make any payment pursuant to this Note or any other Loan Document on or before the 5th day after the due date for such payment, then Borrower shall pay Lender a late fee equal to 5% of such past-due payment.  Such late fee will be immediately due and payable and is in addition to any other charges, costs, fees, and expenses that Borrower may owe as a result of the late payment, including the imposition of a default rate of interest pursuant to this Note or any other Loan Document.

Waivers.  Borrower and all endorsers, guarantors, and sureties of this Note waive presentment, demand for payment, notice of dishonor, notice of protest, and protest, notice of intent to accelerate, notice of acceleration and all other notices or demands in connection with delivery, acceptance, performance, default or endorsement of this Note.

Lender Computations Final.  Lender’s computations, in accordance with the terms of this Note and the Loan Agreement, of interest rates, Monthly Payment amounts, and final payment amounts, and other amounts due and owing from Borrower to Lender shall be final and conclusive, absent manifest error.

Maximum Rate of Interest.  Anything herein to the contrary notwithstanding, the obligations of Borrower hereunder or pursuant to any other Loan Document shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment would be contrary to the provisions of any Applicable Law limiting the highest rate of interest which may be lawfully contracted for, charged or received by Lender, and in such event Borrower shall pay Lender interest at the highest rate permitted by Applicable Law.

Inconsistencies.  If there are any inconsistencies between the terms of this Note and the other Loan Documents, the provisions of this Note shall control.

Applicability of General Provisions.  All provisions of the Article in the Loan Agreement titled “General Provisions”, as well as the defined terms in the Loan Agreement, including in the Schedule of Defined Terms attached thereto, apply to this Note, the same as if such provisions were set forth in full in this Note.

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EXHIBIT 10.58.2

IN witness whereof, Borrower has executed this Note as of the date stated above.

BORROWER:

LF3 SOUTHAVEN, LLC, a Delaware limited liability company

By:	Lodging Fund REIT III OP, LP, a Delaware limited partnership, its Sole Member

	By:	Lodging Fund REIT III, Inc., a Maryland corporation, its General Partner

		By:	/s/ Katie Cox
		Name:	Katie Cox
		Title:	Chief Financial Officer

LF3 SOUTHAVEN TRS, LLC, a Delaware limited liability company

By:	Lodging Fund REIT III TRS, Inc., a Delaware corporation, its Sole Member

		By:	/s/ Katie Cox
		Name:	Katie Cox
		Title:	Chief Financial Officer

EXHIBIT A

PAYMENT SCHEDULE